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                                                Filed Pursuant To Rule 424(b)(3)
                                                      Registration No. 333-34408

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                          PROSPECTUS SUPPLEMENT NO. 2
                       (To Prospectus Dated May 3, 2000)
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                          EXODUS COMMUNICATIONS, INC.

                     Up to 393,368 Shares of Common Stock

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     This prospectus supplement relates to the resale by the former stockholders of Key Labs, Inc., and their respective transferees, pledgees and donees, of shares of common stock issued by Exodus in connection with its acquisition of Key Labs, Inc.

    This prospectus supplement should be read in conjunction with the prospectus dated May 3, 2000 and the prospectus supplement dated September 18, 2000, which are to be delivered in conjunction with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given to them in the prospectus.

    Recent Developments

    On February 9, 2001, Exodus Communications, Inc. (the "Company") issued 13,000,000 shares of the Company's common stock pursuant to an Underwriting Agreement dated February 5, 2001 between the Company and the representatives of the underwriters named therein (the "Representatives").

    On February 9, 2000, the Company also issued $500,000,000 aggregate principal amount of its 5 1/4% Convertible Subordinated Notes due February 15, 2008 (the "Notes") pursuant to an Underwriting Agreement between the Company and the Representatives dated February 5, 2001("Notes Underwriting Agreement"). On February 16, 2001 the Company offered an additional $75,000,000 aggregate principal amount of the Notes pursuant to the Underwriter's exercise of an over-allotment option granted to the underwriters in the Notes Underwriting Agreement. The Notes are convertible into shares of the Company's Common Stock and were issued pursuant to a Subordinated Indenture and a Supplemental Subordinated Indenture, both dated as of February 9, 2001.

    The information in the table appearing under the heading "Selling Stockholders" in the prospectus is superseded in part by the information appearing in the table below. The amounts below do not reflect the 2 for 1 split of Exodus Common Stock occurring on June 7, 2000.

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

                                     Shares owned    Shares    Shares owned
Name                                before offering offered   after offering
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Island Park Partnership (3)...........  13,623        5,623         --
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The Church of Jesus Christ of Latter
 Day Saints...........................   2,200        2,200         --

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(3)   Island Park Partnership has sold 5,800 shares as of January 30, 2001 and has transferred an additional 2,200 shares to The Church of Jesus Christ of Latter Day Saints.

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    Investing in our common stock involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 5 of this prospectus.

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    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

           The date of this prospectus supplement is March 12, 2001